Exhibit 99.1

Media Contact:

Carling Spelhaug, +1 312 696-6150 or

carling.spelhaug@morningstar.com

FOR IMMEDIATE RELEASE

Robin Diamonte, Vice President and Chief Investment Officer for United Technologies, Joins Morningstar’s Board of Directors

CHICAGO, Dec. 4, 2015—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced that Robin Diamonte has been appointed to serve on its board of directors.

Diamonte is vice president and chief investment officer for United Technologies Corp. (NYSE: UTX). She is responsible for strategic asset allocation, portfolio construction, and due diligence on all asset classes and investment products for $54 billion in UTC retirement assets. Before joining UTC in 2004, she held several positions during her 12-year tenure at Verizon Investment Management Corp., rising from research analyst to managing director. Earlier in her career, she worked for AT&T (formerly Southern New England Telephone).

“We’re delighted to welcome Robin to our board of directors,” Joe Mansueto, Morningstar’s chairman and chief executive officer, said. “She led an impressive transformation of UTC’s pension plan—one of the biggest pools of private retirement assets in the United States—and improved retirement income security for thousands of employees. Her expertise will be a great asset to our growing retirement business.”

Diamonte holds a bachelor’s degree in electrical engineering and a master’s degree in business administration from the University of New Haven. She is a board member of the Committee on Investment of Employee Benefit Assets, which is the largest organization of corporate pension investment officers and represents more than 100 of the country’s largest retirement funds. She received a presidential appointment to the Pension Benefit Guaranty Corporation Advisory Committee and also serves as chair of the New York Federal Reserve Pension Managers Advisory Committee, as well as on other pension and investment committees. Institutional Investor magazine named Diamonte Chief Investment Officer of the Year in its 2015 Investor Intelligence Awards, and she placed fifth on Chief Investment Officer magazine’s list of the most powerful asset owners in the world.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors. Morningstar provides data on more than 500,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 17 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $170 billion in assets under advisement and management as of Sept. 30, 2015. The company has operations in 27 countries.

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